Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the registration statement (Form S-3) and the related prospectus of Lifeward Ltd. for the registration of the securities and to the incorporation by reference therein of our report dated March 7, 2025, with respect to the consolidated financial statements of Lifeward Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer
A Member of EY Global

Tel Aviv, Israel
May 15, 2025